Exhibit 5.1

Wildeboer Dellelce LLP
 BARRISTERS & SOLICITORS

TEL.: (416) 361-3121 FAX: (416) 361-1790	SUITE 800
WILDEBOER DELLELCE PLACE
365 BAY STREET
TORONTO, ONTARIO
M5H 2V1

April 28, 2008

Research In Motion Limited
295 Phillip Street
Waterloo, Ontario
N2L 3W8

Ladies and Gentlemen:

We have acted as Canadian securities counsel to Research In Motion Limited, an Ontario corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 500,000 of the Company’s common shares (the “Common Shares”), pursuant to the 2005 Restricted Share Unit Plan (the “Plan”).

In rendering the opinion expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement; (ii) the Company’s Articles of Incorporation; (iii) the Company’s By-laws; (iv) the Plan; and (v) resolutions of the Company’s board of directors relating to the reservation of the Common Shares for issuance and have considered such question of law as one have deemed relevant, necessary or appropriate for the purposes of the opinion expressed herein.  In addition, we have examined and relied upon such other matters of law and certificates of public officials as we have deemed relevant to the rendering of this opinion.  In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

We have assumed that all Common Shares issued under the Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Company would have received if the Common Shares had been issued for money.

Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Wildeboer Dellelce LLP	PAGE 2

We are counsel admitted to practice only in the Province of Ontario, and we express no opinions as to the applicable laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is solely for the use of the addressee in connection with the registration of the Common Shares under the Plan and is not to be used, relied on, circulated or quoted by any other person or for any other purpose without our prior written consent.

Yours truly,

/s/ WILDEBOER DELLELCE LLP